Exhibit 1

Transactions in the Securities of the Issuer Since the Date of the Schedule 13D/A3

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Hale Capital Partners, LP

Purchase	20,500	$2.51	05/15/2025
Sale(1)	(352,822)	$2.45	06/04/2025

Hale Capital Partners Fund V, LP

Purchase(1)	352,822	$2.45	06/04/2025

(1)	Reflects the internal transfer of 352,822 Shares from HCP to its affiliate HCP V using a transaction price based on the closing trading price of the Shares on the date of the internal transfer.